Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33_______________) and related Prospectus of Capital Trust Inc. for the registration of 22,036,581 shares of its class A common stock and to the incorporation by reference therein of our report dated February 14, 2002 except for note 26, as to which the date is February 28, 2002, with respect to the consolidated financial statements of Capital Trust Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

New York, New York
March 5, 2003